Exhibit 99.1

Assurant Reports Third Quarter 2018 Financial Results

3Q 2018 Net Income of $48.3 million, $0.76 per diluted share
3Q 2018 Net Operating Income of $67.4 million, $1.06 per diluted share

Key Financial Highlights Year-to-Date 2018:
• $216.5 million of net income, $3.72 per diluted share
• $370.6 million of net operating income, excluding reportable catastrophes, up 19 percent year-over-year[1]; $6.37 per diluted share, up 13 percent year-over-year[2]
• 6.3 percent annualized GAAP ROE
• 11.0 percent annualized operating ROE, excluding AOCI and reportable catastrophes[3]
• $179 million returned to shareholders in share repurchases and dividends
• Approximately $473 million of corporate capital available as of September 30, 2018
Note: On May 31, 2018, Assurant closed its acquisition of The Warranty Group (TWG). Beginning June 1, Assurant net operating income and net operating income per diluted share include TWG results and related financing obtained in March 2018. On August 1, 2018, Assurant closed the sale of Global Housing’s mortgage solutions business. Results for mortgage solutions are included in Assurant’s net operating income and net operating income per diluted share through July 2018.

NEW YORK, Nov. 6, 2018 - Assurant, Inc. (NYSE: AIZ), a premier global provider of risk management solutions, today reported results for third quarter ended September 30, 2018.

“Our underlying results were in-line with expectations as earnings benefitted from both our acquisition of The Warranty Group and solid organic growth in mobile and multifamily housing,” said Assurant President and Chief Executive Officer Alan Colberg.

Colberg added, “This quarter, we supported homeowners impacted by Hurricane Florence and expanded partnerships across our business that provide consumers a broader array of services to protect the purchases that matter most to them. We remain confident in our ability to deliver on our full-year 2018 financial commitments and we’re well-positioned for continued profitable growth next year.”

Reconciliation of Net Operating Income to GAAP Net Income Attributable to Common Stockholders

(UNAUDITED)	3Q	3Q	9 Months	9 Months
(in millions, net of tax)	2018	2017	2018	2017
Global Housing	$19.4	$(110.3)	$163.2	$7.8
Global Lifestyle	75.9	42.6	199.8	135.2
Global Preneed	16.8	12.3	41.3	35.0
Corporate and other	(19.0)	(13.0)	(56.5)	(33.7)
Interest expense	(21.0)	(7.9)	(45.0)	(24.2)
Preferred stock dividends	(4.7)	—	(6.3)	—
Net operating income (loss)	67.4	(76.3)	296.5	120.1
Adjustments:
Assurant Health runoff operations	0.2	0.1	2.4	11.5
Net realized (losses) gains on investments	(4.6)	5.5	(13.2)	16.3
Amortization of deferred gains on disposal of businesses	10.0	15.0	36.5	54.3
Impact of TCJA at enactment	(1.5)	—	(1.5)	—
Net TWG acquisition related charges(1)	(8.0)	(2.4)	(61.0)	(2.4)
Loss on sale of mortgage solutions	2.0	—	(32.4)	—
Foreign exchange related (losses) gains	(18.3)	—	(14.5)	—
Other adjustments	1.1	0.8	3.7	6.9
GAAP net income (loss) attributable to common stockholders	$48.3	$(57.3)	$216.5	$206.7
Note: 2018 net operating income includes TWG earnings beginning June 1 and mortgage solutions results prior to the sale on August 1.

(1) Additional details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

Third Quarter 2018 Consolidated Results

•
Net income increased to $48.3 million, or $0.76 per diluted share, compared to third quarter 2017 net loss of $57.3 million, or $1.05 per share. The increase primarily reflects lower reportable catastrophes in Global Housing and contributions from the TWG acquisition. Assurant incurred $67.7 million of reportable catastrophes in third quarter 2018, compared to $191.8 million of reportable catastrophes in third quarter 2017. The increase was partially offset by $18.3 million of net losses in foreign exchange primarily from a re-measurement of monetary assets and liabilities in Argentina as a result of the continued highly inflationary economy.

•
Net operating income[4] increased to $67.4 million, compared to third quarter 2017 net operating loss of $76.3 million. The increase was due to lower reportable catastrophes and $29.9 million of operating income from TWG, including realized operating synergies.

Excluding reportable catastrophes, net operating income for third quarter 2018 totaled $135.1 million, compared to $115.5 million in third quarter 2017. Results reflected contributions from TWG, a lower effective tax rate following the enactment of the U.S. Tax Cuts and Jobs Act (TCJA) and underlying business growth driven by the expansion of Connected Living, mainly through mobile programs, and multifamily housing. This was partially offset by expected declines in lender-placed insurance and costs related to TWG acquisition financing.

•
Net operating income per diluted share[5] increased to $1.06, compared to third quarter 2017 net operating loss of $1.40 per diluted share due to the net operating income factors noted above. The calculation excludes the effect of 2.7 million shares of dilutive securities from the mandatory convertible preferred stock which were anti-dilutive for the period.

•
Net earned premiums, fees and other income from Global Housing, Global Lifestyle and Global Preneed segments totaled $2.11 billion, compared to $1.42 billion in third quarter 2017. The increase reflects the $625.9 million revenue contribution from TWG, as well as continued organic growth primarily from Assurant’s Global Automotive business and mobile programs. The absence of catastrophe reinstatement premiums also contributed to the increase. This was partially offset by decreased contributions from mortgage solutions following the divestiture, and lower lender-placed insurance premiums.

Reportable Segments
Global Housing

(in millions)	3Q18	3Q17	% Change	9M18	9M17	% Change
Net operating income (loss)	$19.4	$(110.3)	118%	$163.2	$7.8	1,992%
Net earned premiums, fees and other	$521.6	$530.3	(2)%	$1,587.2	$1,612.2	(2)%
Note: On August 1, 2018, Assurant closed the sale of Global Housing’s mortgage solutions business. Results for this business are included in Global Housing’s revenue and net operating income through July 2018 and full-year 2017.

•
Net operating income increased primarily due to lower reportable catastrophes. Third quarter included $66.6 million of losses related to wind and flood damage from Hurricane Florence in the Carolinas and an increase in reserves for claims on Hurricane Maria. This compares to $186.8 million in reportable catastrophes in the prior period. Despite the enactment of TCJA, results were adversely impacted by the year-over-year change in the tax rate due to the prior year period net loss.

Excluding reportable catastrophe losses and the impact of a lower effective tax rate, third quarter 2018 net operating income decreased due to less favorable non-catastrophe loss experience and lower premiums in lender-placed insurance. This was partially offset by increased profitability in other specialty property offerings, including international dwelling, and growth in multifamily housing.

•
Net earned premiums, fees and other income decreased slightly in third quarter 2018, primarily due to the sale of mortgage solutions. Excluding mortgage solutions, revenue increased 9 percent primarily due to the absence of catastrophe reinstatement premiums compared to the prior period and growth from other specialty property offerings such as commercial property and multifamily housing. This was partially offset by lower real-estate owned volume and expected lower placement rates in lender-placed insurance.

•
Combined ratio for risk-based businesses(a) improved to 103.4 percent in the third quarter 2018 from 154.9 percent in prior-year quarter due to lower reportable catastrophes. Excluding reportable catastrophes, the combined ratio for risk-based business was 83.2 percent compared to 80.7 percent in the prior year period, mainly due to less favorable non-catastrophe loss experience and higher expenses to support new business.

(a) Combined ratio for the Global Housing risk-based businesses is equal to total policyholder benefits, losses and expenses, including reportable catastrophe losses, divided by net earned premiums and fees and other income, for lender-placed and manufactured housing and other risk-based businesses.

Global Lifestyle

(in millions)	3Q18	3Q17	% Change	9M18	9M17	% Change
Net operating income	$75.9	$42.6	78%	$199.8	$135.2	48%
Net earned premiums, fees and other	$1,541.5	$841.7	83%	$3,562.2	$2,482.6	43%
Note: Starting June 1, 2018, the results of TWG business operations, is reflected within Global Lifestyle segment results.

•
Net operating income increased in third quarter 2018, benefitting mainly from the TWG acquisition and organic growth in Connected Living. Third quarter also included a modest benefit from the lower effective tax rate following the enactment of the TCJA, compared to the prior year period, which included a non-recurring tax benefit. A portion of the tax reform savings were reinvested into the business in the quarter.

Connected Living benefitted from new mobile business expansion, and expense management efforts within extended service contracts. This was partially offset by continued declines in Financial Services driven primarily by previously announced discontinued partnerships. TWG contributed a total of $29.9 million of operating income in the quarter, net of $2.5 million, primarily related to intangible amortization and inclusive of $5 million in realized operating synergies.

•
Net earned premiums, fees and other income increased primarily due to the addition of $625.9 million of TWG revenue. Excluding TWG, revenue increased 9 percent due to organic growth in the Global Automotive business and new mobile protection programs, partially offset by lower mobile trade-in volumes. Foreign exchange volatility also reduced revenue.

•
Combined ratio for risk-based businesses(a) improved to 97.2 percent from 99.2 percent in third quarter 2018, driven by lower catastrophe loss experience and favorable impact from the TWG acquisition, partially offset by a shift in mix of business. Third quarter included $1.4 million pre-tax of vehicle protection catastrophe losses related to Hurricane Florence, compared to $7.7 million pre-tax losses in the prior period related to Hurricane Harvey. Excluding TWG, the combined ratio was 98.6 percent.

•
Pre-tax margin for fee-based, capital-light businesses(b) was 5.3 percent, up from 3.8 percent in third quarter 2018, including service contract business from TWG. The increase was largely driven by profitable growth from global mobile programs launched in 2017 and realized expense savings in the service contract business. This was partially offset by less favorable mobile loss experience and lower contributions from Europe. Excluding TWG, the margin was 6.5 percent.

(a) Combined ratio for the Global Lifestyle risk-based businesses is equal to total policyholder benefits, losses and expenses, divided by net earned premiums and fees and other income, for Global Automotive and Financial Services.
(b) Pre-tax margin for the Global Lifestyle fee-based, capital-light businesses is equal to income before provision for income taxes divided by total net earned premiums, fees and other income, for Connected Living, including mobile, extended service contracts and assistance services.

Global Preneed

(in millions)	3Q18	3Q17	% Change	9M18	9M17	% Change
Net operating income	$16.8	$12.3	37%	$41.3	$35.0	18%
Net earned premiums, fees and other	$48.1	$44.6	8%	$141.2	$135.1	5%

•
Net operating income increased due to the impact of a lower effective tax rate following the enactment of the TCJA. Excluding the impact of a lower effective tax rate, underlying results increased due to higher investment income and growth in the business.

•	Net earned premiums, fees and other income increased driven mainly by growth in pre-funded funeral policies in U.S. and Canada, as well as prior period sales of the Final Need product.

•
Face sales totaled $249.1 million in third quarter 2018 compared to $220.0 million in third quarter 2017 as Global Preneed continued to benefit from its alignment with market leaders and new distribution partners.

Corporate & Other

(in millions)	3Q18	3Q17	% Change	9M18	9M17	% Change
Net operating loss (6)	$(19.0)	$(13.0)	(46)%	$(56.5)	$(33.7)	(68)%

•
Net operating loss[6] increased in third quarter 2018, reflecting the adverse impact from the lower effective tax rate following the enactment of the TCJA and higher employee-related and technology expenses.

Capital Position

•
As of September 30, 2018, corporate capital was approximately $473 million. Deployable capital totaled approximately $223 million, net of the company’s $250 million risk buffer. This includes $35 million in cash from the sale of mortgage solutions during the quarter.

•
Dividends paid to the holding company in the third quarter 2018 from Assurant’s Global Housing, Global Lifestyle and Global Preneed operating segments totaled $139 million, including $75 million in dividends from TWG.

•
Share repurchases and dividends totaled $123 million in third quarter 2018. Dividends to shareholders totaled $40 million, including $35 million in common stock dividends and $5 million in preferred stock dividends. Assurant repurchased approximately 0.8 million shares of common stock for $83 million. From October 1 through November 2, 2018, the company repurchased an additional 333,000 shares for approximately $34 million, with $776 million remaining under the current repurchase authorization including the recently announced $600 million authorization.

Company Outlook

On May 31, 2018, Assurant closed the acquisition of TWG from TPG Capital. As of June 1, TWG results, the acquisition financing, and expected expense synergies are reflected in Assurant’s operating results and its 2018 outlook. Results for the mortgage solutions business sold on August 1, 2018 are included in the outlook for periods prior to sale.
Based on current market conditions, for full-year 2018 the company now expects:

•
Assurant net operating income, excluding reportable catastrophe losses, to increase between 20 to 25 percent from Assurant 2017 reported results of $413 million. Earnings growth to reflect contributions from TWG, a lower effective tax rate, and modest organic growth. Assurant to realize at least $10 million after-tax of operating synergies from the TWG acquisition through year-end.

With the enactment of the TCJA, Assurant’s consolidated effective tax rate is expected to decrease to 22 to 24 percent from 33 percent, with approximately one-third of the savings to be reinvested in the second half of 2018 to support future growth.

•
Assurant operating earnings per diluted share, excluding catastrophe losses to grow reflecting earnings expansion and capital management, but at a slower rate than net operating income due to the effect of TWG-related share issuance without a full run-rate contribution of TWG income.

•
Global Housing net operating income, excluding reportable catastrophes, to increase after reflecting a lower effective tax rate of approximately 20 to 21 percent, with a portion of the tax savings to be reinvested for future growth, primarily in the second half of 2018. Net operating income, excluding reportable catastrophes, to decrease before taking into account the benefit of lower effective tax rate. Declines in lender-placed insurance to be partially offset by continued profitable growth in multifamily housing. Additional savings from expense management efforts to be realized towards the end of 2018 and into 2019. Revenue expected to contract from 2017 levels due to declines in lender-placed and mortgage solutions through July 2018. Excluding mortgage solutions for the full year, revenue to increase due to growth in multifamily housing and other specialty property products.

The fourth quarter 2018 will include losses from Hurricane Michael. At this time, the claims process continues and our current view of the pre-tax loss estimate is $75 to $105 million. This is below the 2018 catastrophe reinsurance program per event retention of $120 million pre-tax. There is inherent variability of early loss projections and claims severity, particularly in high-damage regions.

•
Global Lifestyle net operating income to increase after reflecting contributions from TWG inclusive of operating synergies, a lower effective tax rate of approximately 22 to 24 percent and organic growth. A portion of the tax savings to be reinvested for future growth, primarily in the second half of 2018. The tax rate to fluctuate based on the geographic mix of income across various jurisdictions. Before taking into account the benefit from a lower effective tax rate and contributions from TWG acquisition, net operating income to increase modestly. Underlying profitable growth, driven primarily by newly launched mobile programs, Global Automotive expansion and ongoing expense management efforts, partially offset by ongoing declines in Financial Services due to discontinued client partnerships in the second half of 2018. Results to be impacted by foreign exchange volatility. Mobile trade-in activity to vary based on the timing and availability of new smartphone introductions and carrier promotional activity. Revenue expected to increase from growth worldwide in Connected Living and Global Automotive.

•
Global Preneed revenue and earnings to increase modestly from our alignment with market leaders, before taking into account recently enacted tax reform. Results to benefit from a lower effective tax rate of roughly 22 percent, with a portion of the tax savings to be reinvested for future growth, primarily in the second half of 2018.

•
Corporate & Other[7] full-year net operating loss to be in the range of $80 million to $85 million, after accounting for the adverse impact of lower effective tax rate of approximately 20 percent and increased investments for growth in the fourth quarter. This will be partially offset by continued expense management efforts.

•
Business segment dividends from Global Housing, Global Lifestyle and Global Preneed to exceed segment net operating income, including catastrophe losses, due to the impact of TCJA and TWG’s full-year dividend contributions. This is subject to the growth of the businesses and rating agency and regulatory capital requirements.

•
Capital to be deployed primarily to fund the financing and integration of TWG and other ongoing capital needs of the business. Excess capital will be deployed primarily to fund other investments and return capital to shareholders in the form of share repurchase and dividends, subject to market conditions.

Earnings Conference Call
The third quarter 2018 earnings conference call and webcast will be held Wednesday, November 7, 2018 at 8:00 a.m. ET. The live and archived webcast, along with supplemental information, will be available in the Investor Relations section of www.assurant.com.

About Assurant
Assurant, Inc. (NYSE: AIZ) is a global provider of risk management solutions, protecting where consumers live and the goods they buy. A Fortune 500 company, Assurant focuses on the housing and lifestyle markets, and is among the market leaders in mobile device protection and related services; extended service contracts; vehicle protection products; pre-funded funeral insurance; renters insurance; and lender-placed homeowners insurance. Assurant has a market presence in 21 countries, while its Assurant Foundation works to support and improve communities. Learn more at assurant.com or on Twitter @AssurantNews.

Media Contact:
Linda Recupero
Senior Vice President, Global Communication
Phone: 212.859.7005
linda.recupero@assurant.com

Investor Relations Contacts:
Suzanne Shepherd
Vice President, Investor Relations
Phone: 212.859.7062
suzanne.shepherd@assurant.com

Sean Moshier
Manager, Investor Relations
Phone: 212.859.5831
sean.moshier@assurant.com

Safe Harbor Statement
Some of the statements included in this news release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters including with respect to The Warranty Group and the benefits and synergies of the transaction, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the use of words such as “outlook,” “will,” “may,” “can,” “anticipates,” “expects,” “estimates,” “projects,” “intends,” “plans,” “believes,” “targets,” “forecasts,” “potential,” “approximately,” or the negative version of those words and other words and terms with a similar meaning. Any forward-looking statements contained in this news release or its exhibits are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statements in this news release or the exhibits, whether as a result of new information, future events or other developments. The following risk factors could cause our actual results to differ materially from those currently estimated by management, including those projected in the company outlook:

(i)	the effective integration of The Warranty Group acquisition;

(ii)	the loss of significant client relationships or business, distribution sources and contracts;

(iii)	the impact of general economic, financial market and political conditions;

(iv)	the adequacy of reserves established for future claims;

(v)	the impact of catastrophic losses, including human-made catastrophic losses;

(vi)	a decline in our credit or financial strength ratings;

(vii)	risks related to our international operations, including fluctuations in exchange rates;

(viii)
an impairment of the company’s goodwill or other intangible assets resulting from a sustained significant decline in the company’s stock price, a decline in actual or expected future cash flows or income, a significant adverse change in the business climate or slower growth rate, among other circumstances;

(ix)	a failure to effectively maintain and modernize our information technology systems;

(x)	the company’s vulnerability to system security threats, data protection breaches, cyber-attacks and data breaches compromising client information and privacy;

(xi)	significant competitive pressures in our businesses or changes in customer preferences;

(xii)	the failure to find and integrate suitable acquisitions and new ventures;

(xiii)	a decline in the sales of our products and services resulting from an inability to develop and maintain distribution sources or attract and retain sales representatives;

(xiv)	a decrease in the value of our investment portfolio;

(xv)	the impact of recently enacted tax reform legislation in the U.S.;

(xvi)	the impact from litigation, other contingent liabilities and loss contingencies, regulatory investigations, reviews and markets studies to which we are or may become subject;

(xvii)	the extensive laws and regulations to which we are and may become subject, including relating to data privacy, could increase our costs; restrict the conduct of our business and limit our growth;

(xviii)	the failure to successfully manage outsourcing activities, such as call center services;

(xix)	a decline in the value of mobile devices in our inventory or those that are subject to guaranteed buyback provisions;

(xx)	the unavailability or inadequacy of reinsurance coverage;

(xxi)	the insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance;

(xxii)	the credit risk of some of our agents that we are exposed to due to the structure of our commission program;

(xxiii)	the inability of our subsidiaries to pay sufficient dividends to the holding company; and

(xxiv)	the failure to attract and retain key personnel and to provide for succession of senior management and key executives.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Non-GAAP Financial Measures
Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this news release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)
Assurant uses net operating income (defined below), excluding reportable catastrophes (which represents catastrophe losses net of reinsurance and client profit sharing adjustments and including reinstatement and other premiums), as an important measure of the company’s operating performance. The company believes this metric provides investors a valuable measure of the performance of the company’s ongoing business because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
(in millions)	2018	2017	2018	2017
Global Housing, excluding reportable catastrophes	$86.0	$76.5	$237.5	$195.2
Global Lifestyle(1)	77.0	47.6	199.6	140.2
Global Preneed	16.8	12.3	41.3	35.0
Corporate and other	(19.0)	(13.0)	(56.5)	(33.7)
Interest expense	(21.0)	(7.9)	(45.0)	(24.2)
Preferred stock dividends	(4.7)	—	(6.3)	—
Net operating income, excluding reportable catastrophes	135.1	115.5	370.6	312.5
Adjustments, pre-tax:
Assurant Health runoff operations	—	1.0	2.9	17.9
Net realized (losses) gains on investments	(5.7)	8.5	(16.6)	25.1
Reportable catastrophes	(85.7)	(294.7)	(93.8)	(295.6)
Amortization of deferred gains on disposal of businesses	12.7	23.1	46.2	83.5
Impact of TCJA at enactment	(1.5)	—	(1.5)	—
Net TWG acquisition related charges(2)	(10.6)	(3.7)	(75.1)	(3.7)
Loss on sale of mortgage solutions	2.5	—	(41.0)	—
Foreign exchange related (losses) gains	(18.3)	—	(13.2)	—
Other adjustments	1.8	1.2	5.1	10.9
Benefit for income taxes	18.0	91.8	33.0	56.1
GAAP net income (loss) attributable to common stockholders	$48.3	$(57.3)	$216.5	$206.7

(1)
Due to significant flooding from Hurricane Harvey, 3Q 2017 and Nine Months 2017 exclude $5.0 million loss after-tax ($7.7 million pre-tax) related to reportable catastrophes primarily related to vehicle protection products. 3Q 2018 excludes a $1.1 million loss after-tax ($1.4 million pre-tax), primarily related to Hurricane Florence, and Nine Months 2018 excludes a $0.2 million benefit after-tax ($0.2 million pre-tax) due to favorable development related to 3Q 2017 reportable catastrophes, partially offset by the Hurricane Florence related loss.

(2)
Additional details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(2)
Assurant uses net operating income per diluted share (defined below), excluding reportable catastrophes as an important measure of the company's stockholder value. The company believes this metric provides investors a valuable measure of stockholder value because it excludes reportable catastrophes, which can be volatile. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
	2018	2017	2018	2017
Net operating income, excluding reportable catastrophes, per diluted share(1)	$2.12	$2.12	$6.37	$5.64
Adjustments, pre-tax:
Assurant Health runoff operations	—	0.02	0.05	0.32
Net realized (losses) gains on investments	(0.09)	0.16	(0.29)	0.46
Reportable catastrophes	(1.34)	(5.40)	(1.61)	(5.33)
Amortization of deferred gains on disposal of businesses	0.20	0.42	0.79	1.51
Impact of TCJA at enactment	(0.02)	—	(0.03)	—
Net TWG acquisition related charges	(0.17)	(0.07)	(1.28)	(0.07)
Loss on sale of mortgage solutions	0.04	—	(0.71)	—
Foreign exchange related (losses) gains	(0.29)	—	(0.22)	—
Other adjustments	0.03	0.02	0.09	0.19
Benefit for income taxes	0.28	1.68	0.56	1.01
Net income (loss) attributable to common stockholders per diluted share(1)	$0.76	$(1.05)	$3.72	$3.73

(1)
(1) Additional information on the share counts used in the per share calculations are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(3)
Assurant uses operating return on common stockholders’ equity ("Operating ROE"), excluding accumulated other comprehensive income ("AOCI") and reportable catastrophes, as an important measure of the company’s operating performance. Operating ROE, excluding AOCI and reportable catastrophe losses, equals net operating income (as defined below) for the periods presented divided by average common stockholders’ equity, excluding AOCI and reportable catastrophe losses, for the year to date period. The company believes this metric provides investors a valuable measure of the performance of the company’s ongoing business because it excludes the effect of reportable catastrophes, which can be volatile. The comparable GAAP measure is GAAP return on common stockholders’ equity (“GAAP ROE”), defined as net income attributable to common stockholders’, for the period presented, divided by average common stockholders’ equity for the year to date period.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
	2018	2017	2018	2017
Annual operating return on average common stockholders' equity, excluding AOCI and reportable catastrophes(1)	10.6%	11.9%	11.0%	10.7%
Assurant Health runoff operations	—%	—%	0.1%	0.4%
Net realized (losses) gains on investments	(0.4)%	0.6%	(0.4)%	0.6%
Amortization of deferred gains on disposal of businesses	0.8%	1.5%	1.1%	1.9%
Impact of TCJA at enactment	(0.1)%	—%	—%	—%
Net TWG acquisition related charges	(0.6)%	(0.2)%	(1.8)%	(0.1)%
Reportable catastrophes	(5.3)%	(19.7)%	(2.2)%	(6.6)%
Loss on sale of mortgage solutions	0.2%	—%	(1.0)%	—%
Foreign exchange related (losses) gains	(1.4)%	—%	(0.4)%	—%
Other adjustments	0.1%	—%	0.1%	0.3%
Change due to effect of including AOCI	—%	0.4%	(0.2)%	(0.5)%
Annual GAAP return on average common stockholders' equity(1)	3.9%	(5.5)%	6.3%	6.7%

(1)
Average common stockholders' equity excludes $276.4 million of preferred stock for 3Q 2018 and Nine Months 2018. In addition, Nine Months 2018 average common stockholders’ equity reflects the impact of the 10.4 million common shares issued in connection with the TWG acquisition for the period that they were outstanding.

(4)
Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income, excluding Assurant Health runoff operations, net realized gains on investments, amortization of deferred gains on disposal of businesses (including Assurant Employee Benefits), net TWG acquisition related charges, loss on net assets held for sale related to mortgage solutions, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities and other highly variable or unusual items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business because the excluded items do not represent the ongoing operations of the company. The comparable GAAP measure is net income attributable to common stockholders.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
(in millions)	2018	2017	2018	2017
Net operating income (loss)	$67.4	$(76.3)	$296.5	$120.1
Adjustments (pre-tax):
Assurant Health runoff operations	—	1.0	2.9	17.9
Net realized (losses) gains on investments	(5.7)	8.5	(16.6)	25.1
Amortization of deferred gains on disposal of businesses	12.7	23.1	46.2	83.5
Impact of TCJA at enactment	(1.5)	—	(1.5)	—
Net TWG acquisition related charges(1)	(10.6)	(3.7)	(75.1)	(3.7)
Loss on sale of mortgage solutions	2.5	—	(41.0)	—
Foreign exchange related (losses) gains	(18.3)	—	(13.2)	—
Other adjustments	1.8	1.2	5.1	10.9
(Provision) benefit for income taxes	—	(11.1)	13.3	(47.1)
GAAP net income (loss) attributable to common stockholders	$48.3	$(57.3)	$216.5	$206.7

(1)
Additional details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(5)
Assurant uses net operating income per diluted share as an important measure of the company’s stockholder value. Net operating income per diluted share equals net operating income (defined below) divided by weighted average diluted shares outstanding, excluding any dilutive effect from the assumed conversion of the mandatory convertible preferred stock prior to the acquisition date. The company believes this metric provides investors a valuable measure of stockholder value because it excludes items that do not represent the ongoing operations of the company. In addition, it excludes the effect of the mandatory convertible preferred stock, which was used to finance the acquisition, prior to the acquisition date. The comparable GAAP measure is net income attributable to common stockholders per diluted share, defined as net income attributable to common stockholders plus any dilutive preferred stock dividends divided by weighted average diluted shares outstanding.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
	2018	2017	2018	2017
Net operating income (loss) per diluted share(1)	$1.06	$(1.40)	$5.09	$2.17
Adjustments, pre-tax:
Assurant Health runoff operations	—	0.02	0.05	0.32
Net realized (losses) gains on investments	(0.09)	0.16	(0.29)	0.46
Amortization of deferred gains on disposal of businesses	0.20	0.42	0.79	1.51
Impact of TCJA at enactment	(0.02)	—	(0.03)	—
Net TWG acquisition related charges	(0.17)	(0.07)	(1.28)	(0.07)
Loss on sale of mortgage solutions	0.04	—	(0.71)	—
Foreign exchange related (losses) gains	(0.29)	—	(0.22)	—
Other adjustments	0.03	0.02	0.09	0.19
(Provision) benefit for income taxes	—	(0.20)	0.23	(0.85)
Net income (loss) attributable to common stockholders per diluted share(1)	$0.76	$(1.05)	$3.72	$3.73

(1)
Additional details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(6)
Assurant uses Corporate and Other net operating loss as an important measure of the corporate segment’s performance. Corporate and Other net operating loss equals Total Corporate and Other segment net (loss) income, excluding Health runoff operations net income, amortization of deferred gains on disposal of businesses, net TWG acquisition related charges, interest expense, net realized gains on investments, loss on net assets held for sale related to mortgage solutions, foreign exchange gains (losses) from remeasurement of monetary assets and liabilities and other highly variable or unusual items. The company believes Corporate and Other net operating loss provides investors a valuable measure of the performance of the company’s corporate segment because it excludes highly variable items that do not represent the ongoing results of the company’s corporate segment. The comparable GAAP measure is Total Corporate & Other segment net (loss) income attributable to common stockholders.

(UNAUDITED)	3Q	3Q	9 Months	9 Months
(in millions)	2018	2017	2018	2017
GAAP Total Corporate & Other segment net (loss) income attributable to common stockholders	$(63.8)	$(1.9)	$(187.8)	$28.7
Excluding: Health runoff operations net income	0.2	0.1	2.4	11.5
GAAP Corporate & Other segment net (loss) income attributable to common stockholders	(64.0)	(2.0)	(190.2)	17.2
Adjustments, pre-tax:
Amortization of deferred gains on disposal of businesses	(12.7)	(23.1)	(46.2)	(83.5)
Impact of TCJA at enactment	1.5	—	1.5	—
Net TWG acquisition related charges(1)	10.6	3.7	75.1	3.7
Interest expense	26.5	12.2	56.9	37.2
Net realized losses (gains) on investments	5.7	(8.5)	16.6	(25.1)
Loss on sale of mortgage solutions	(2.5)	—	41.0	—
Foreign exchange related losses (gains)	18.3	—	13.2	—
Other adjustments	(1.8)	(1.2)	(5.1)	(10.9)
(Benefit) provision for income taxes	(5.3)	5.9	(25.6)	27.7
Preferred stock dividends	4.7	—	6.3	—
Corporate & other net operating loss	$(19.0)	$(13.0)	$(56.5)	$(33.7)

(1)
Additional details about the components of net TWG acquisition related charges are included in the Financial Supplement located on Assurant’s Investor Relations website http://ir.assurant.com/investor/default.aspx

(7)
The company outlook for Corporate & Other full-year net operating loss constitutes forward-looking information and the company believes that it cannot reconcile such forward-looking information to the most comparable GAAP measure without unreasonable efforts. Many of these components cannot be reliably quantified due to the combination of variability and volatility of such components and may, depending on the size of the components, have a significant impact on the reconciliation. The company is able to quantify ranges for the components discussed below. The company is able to reasonably quantify a range for amortization of deferred gains based on certain assumptions relating to future reinsured premium on disposed business during the forecast period. In addition, the company is able to quantify a range for interest expense assuming it does not incur additional debt or extinguish debt in the forecast period. Finally, the company is able to quantify an estimate for preferred stock dividends, which are subject to Board approval. Amortization of deferred gains on disposal of businesses is expected to be approximately $42-50 million after-tax, interest expense is expected to be approximately $65-66 million after-tax and preferred stock dividends are expected to be $11 million. This reflects the lower effective tax rate and the notes refinanced in March but excludes $13.5 million after-tax interest expense and $3.2 million of preferred dividends incurred in connection with the financing of the TWG acquisition prior to June 1, 2018 that were included in GAAP net income.

A summary of net operating income disclosed items is included on page 21 of the company’s Financial Supplement, which is available in the Investor Relations section of www.assurant.com.

Assurant, Inc.
Consolidated Statement of Operations (unaudited)
Three Months and Nine Months Ended September 30, 2018 and 2017

	3Q		9 Months
	2018	2017	2018	2017
	(in millions except number of shares and per share amounts)
Revenues
Net earned premiums	$1,853.6	$1,073.1	$4,316.8	$3,238.7
Fees and other income	257.9	349.1	976.6	1,016.2
Net investment income	151.8	132.6	417.6	374.9
Net realized (losses) gains on investments	(5.7)	8.5	(16.6)	25.1
Amortization of deferred gains on disposal of businesses	12.7	23.1	46.2	83.5
Total revenues	2,270.3	1,586.4	5,740.6	4,738.4
Benefits, losses and expenses
Policyholder benefits	680.9	682.2	1,586.1	1,456.6
Selling, underwriting, general and administrative expenses	1,487.1	999.6	3,789.9	2,958.4
Interest expense	26.5	12.2	74.0	37.2
Total benefits, losses and expenses	2,194.5	1,694.0	5,450.0	4,452.2
Income before provision for income taxes	75.8	(107.6)	290.6	286.2
Provision (benefit) for income taxes	22.8	(50.3)	64.6	79.5
Net income (loss)	53.0	(57.3)	226.0	206.7
Less: Preferred stock dividends	(4.7)	—	(9.5)	—
Net income (loss) attributable to common stockholders	$48.3	$(57.3)	$216.5	$206.7

Net income attributable to common stockholders per share:
Basic	$0.76	$(1.05)	$3.73	$3.75
Diluted	$0.76	$(1.05)	$3.72	$3.73

Common stock dividends per share	$0.56	$0.53	$1.68	$1.59

Share data:
Basic weighted average shares outstanding	63,621,184	54,524,874	57,988,570	55,096,933

Diluted weighted average shares outstanding	63,800,347	54,524,874	58,193,940	55,409,251

Assurant, Inc.
Consolidated Condensed Balance Sheets (unaudited)
At September 30, 2018 and Dec. 31, 2017

	September 30,	December 31,
	2018	2017
	(in millions)
Assets
Investments and cash and cash equivalents	$14,804.8	$12,550.3
Reinsurance recoverables	11,256.8	9,790.2
Deferred acquisition costs	4,270.1	3,484.5
Goodwill	2,312.5	917.7
Value of business acquired	3,905.5	24.4
Assets held in separate accounts	1,904.4	1,837.1
Other assets	3,389.5	2,492.3
Assets of consolidated investment entities	1,599.5	746.5
Total assets	$43,443.1	$31,843.0

Liabilities
Policyholder benefits and claims payable	$14,229.6	$14,179.6
Unearned premiums	15,497.2	7,038.6
Debt	2,005.4	1,068.2
Liabilities related to separate accounts	1,904.4	1,837.1
Deferred gain on disposal of businesses	81.9	128.1
Accounts payable and other liabilities	3,110.7	2,736.5
Liabilities of consolidated investment entities	1,374.2	573.4
Total liabilities	38,203.4	27,561.5

Stockholders' equity
Equity, excluding accumulated other comprehensive income	5,317.1	4,036.6
Accumulated other comprehensive income	(97.7)	234.0
Total Assurant, Inc. stockholders' equity	5,219.4	4,270.6
Non-controlling interest	20.3	10.9
Total equity	5,239.7	4,281.5
Total liabilities and equity	$43,443.1	$31,843.0